Exhibit 30(d)(vii)

ENDORSEMENTS
(Only we can endorse this contract.)

GENERAL PROVISIONS

DEFINITIONS.--We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

WE, OUR, US AND COMPANY.--Pruco Life Insurance Company of New Jersey, a New
Jersey Corporation.

YOU AND YOUR.--The owner of the contract.

INSURED.--The person named as the Insured on the first page. He or she need not be the owner.

EXAMPLE: Suppose we issue a contract on the life of your spouse. You applied for it and named no one else as owner. Your spouse is the Insured and you are the owner.

SEC.--The Securities and Exchange Commission.

ISSUE DATE.--The contract date.

MONTHLY DATE.--The date on which we compute variable insurance amounts. It occurs on the contract date and on the same day as the contract date in each later month.

EXAMPLE: If the contract date is March 9, 1986, the Monthly Dates are each March
9, April 9, May 9 and so on.

ANNIVERSARY OR CONTRACT ANNIVERSARY.--The same day and month as the contract date in each later year.

EXAMPLE: If the contract date is March 9, 1986. the first anniversary is March
9, 1987. The second is March 9, 1988, and so on.

CONTRACT YEAR.--A year that starts on the contract date or on an anniversary.

EXAMPLE: If the contract date is March 9, 1986, the first contract year starts then and ends on March 8, 1987. The second starts on March 9, 1987 and ends on
March 8, 1988, and so on.

CONTRACT MONTH.--A month that starts on a Monthly Date.

EXAMPLE: If March 9, 1986 is a Monthly Date, a contract month starts then and ends on April 8, 1986. The next contract month starts on April 9,1986 and ends on May 8, 1986, and so on.

ATTAINED AGE.--The Insured's attained age at any time is the issue age plus the length of time since the contract date. You will find the issue age near the top of page 3.

THE CONTRACT.--This policy and the application, a copy of which is attached, form the whole contract. We assume that all statements in the application were made to the best of the knowledge and belief of the person(s) who made them;
they are deemed to be representations and not warranties. We relied on those statements when we issued the contract. We will not use any statement, unless made in the application. to try to void the contract or to deny a claim.

CONTRACT MODIFICATIONS.--Only a Company officer may agree to modify this contract, and then only in writing.

NON-PARTICIPATING.--This contract will not share in our profits or surplus earnings. We will pay no dividends on it..

SERVICE OFFICE.--This is the office that will service this contract. Its mailing address is the one we show on the Contract Data page, unless we notify you of another one.

OWNERSHIP AND CONTROL.--Unless we endorse this contract to say otherwise: (1)
the owner of the contract is the Insured: and (2) while the Insured is living the owner alone is entitled to (a) any contract benefit and value. and (b) the exercise of any right and privilege granted by the contract or by us.

SUICIDE EXCLUSION.--If the Insured dies by suicide within two years from the issue date, we will pay no more under this contract than the sum of the premiums paid.

CURRENCY.--Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Service Office.

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